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                                                                   Exhibit 10.21

                                     ALLOY

                        151 West 26th Street 11th floor
                              New York, NY  10001
                             phone: 212.244.4307
                              fax: 212.244.4311

                              Alloy Online, Inc.
                 Non-Competition and Confidentiality Agreement
                 ---------------------------------------------


March 24, 2000


Robert Bell
41 Forest Avenue
Verona, N.J.  07044

Dear Bob:

In order to accept your offer of employment with Alloy Online, Inc. (the "Company", which term shall include any subsidiaries or affiliates of Alloy Designs, Inc.), you must sign and return this Non-Competition and Confidentiality Agreement (the "Agreement"). No provision of this Agreement shall be construed to create an express or implied employment contract, or a promise of employment for a specific period of time, and the Company may terminate your employment at any time, with or without cause (i.e., you are an "at-will" employee).

As you know, the Company has by letter made you an offer of employment which sets forth the terms and conditions of your proposed employment with the Company, including your initial pay and benefits.

In consideration of the employment currently offered to you by the Company, you agree to the following:

1.   Confidentiality:
     ---------------

     The Company has developed, uses and maintains trade secrets and other confidential and proprietary information including, without limitation, training materials, product information, personnel information relating to Company employees, operating procedures, marketing information, profit and loss information, inventory strategy, product costs, gross profit margins, selling strategies, client lists, supplier information, and customer information (the "Confidential
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Information"), and the Company has taken and shall continue to take, and expects you to take, all reasonable measures to protect the confidentiality of such Confidential Information.

     You acknowledge that during your employment with the Company you will have direct access to and knowledge of the Confidential Information, and you acknowledge that if you become employed or affiliated with any competitor of the Company in violation of your obligations in Section 2 of this Agreement, it is inevitable that you would disclose the Company's Confidential Information to such competitor. You covenant and agree that all such Confidential Information is and shall remain the sole property of the Company and that you will hold in strictest confidence, and will not (except as required in the course of your employment with the Company) disclose to any business, firm, entity or person, either directly or indirectly, any of the Confidential Information. You further agree that you will return all such Confidential Information (regardless of how it is maintained) and any copies thereof, to the Company within three days of the termination of your employment, whether voluntary or involuntary and regardless of the reason for termination. The terms of this paragraph are in addition to, and not in lieu of any legal or other contractual obligations that you may have relating to the protection of the Company's Confidential Information. The terms of this paragraph shall survive indefinitely the termination of this Agreement and/or your employment with the Company.

2.   Non-Competition and Non-Solicitation:
     -------------------------------------

     You acknowledge that the Company has invested substantial time, money and resources in the development and retention of its customers, accounts and Confidential Information, and further acknowledge that during the course of your employment you will be introduced to customers and accounts of the Company. You acknowledge and agree that any and all "goodwill" associated with any customer or account belongs exclusively to the Company including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers or accounts of the Company.

     In recognition of this and as a condition of your initial (and any continued) employment with the Company, you covenant and agree as follows:

     2.1 Definition of Competitive Business. I understand and acknowledge that the Company's business interests are world-wide because the Company's products and/or services are sold in countries around the world and the Company's competitors similarly operate from and market their products and/or services in many locations around the world. In order to protect the Company's interests wherever they may be affected by the matters addressed in this Agreement, wherever it is used in this Agreement the term "Competitive Business" means any business anywhere in the world which engages or plans to engage in the sale, distribution or licensing of clothing apparel through catalogue (catalog) direct marketing to teenagers and young adults, in any media now existing or hereafter developed or which engages or plans to engage in Internet-based commerce and/or community building targeted specifically towards teenagers and young adults.
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     2.2  Non-Competition.  I acknowledge that my employment or engagement by the Company will give me access to the Confidential Information, and that my knowledge of the Confidential Information will enable me to put the Company at a significant competitive disadvantage if I am employed or engaged by or become involved in a Competitive Business. Accordingly, during the term of my employment or engagement by the Company and for the periods set out below following my employment or engagement by the Company, I will not, without the prior written consent of the Company, directly or indirectly, individually or in partnership or in conjunction with any other entity:

          (a) for a period of 12 months after the date of termination of my employment or engagement with the Company (regardless of the reason for the termination), be engaged directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business;

          (b) For a period of 12 months after the date of termination of my employment or engagement with the Company, advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial interest in any Competitive Business.

     2.3 No Solicitation of Clients and Suppliers. I acknowledge the importance to the business carried on by the Company of the client and supplier relationships developed by it and the unique opportunity that my employment or engagement and my access to the Confidential Information offers to interfere with these relationships.
          Accordingly, I will not for a period of 12 months after the termination of my employment or engagement with the Company, directly or indirectly, contact or solicit any person who I know to be a prospective, current or former client or supplier of the Company for the purpose of selling to such client or buying from such supplier any products or services which are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by the Company during my employment or engagement or at the end thereof, as the case may be.

     2.4 No Solicitation of Employees. I acknowledge the importance to the business carried on by the Company of the human resources engaged and developed by it and the unique access that my employment or engagement offers to interfere with these resources. Accordingly, I will not while employed or engaged by the Company and for a period of 12 months after the termination of my employment or engagement with the Company, induce or solicit or assist any third party in inducing or soliciting any employee or consultant of the Company who was employed by the Company at the time of my termination or who became employed during the 12 months immediately following my termination, to leave the Company or to accept employment or engagement elsewhere.
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3.   Provisions Necessary and Reasonable:
     -----------------------------------

     You agree that (i) the provisions of Sections 1 and 2 are necessary and reasonable to protect the Company's Confidential Information and goodwill; (ii) the specific time, geography and scope provisions set forth in Section 2 are reasonable and necessary to protect the Company's business interests; and (iii) in the event of your breach of any of your agreements set forth in Sections 1 and 2, the Company would suffer substantial irreparable harm and that the Company would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

4.   Choice of Law:  Enforceability:  Waiver of Jury Trial:
     -----------------------------------------------------

     You acknowledge that a substantial portion of the Company's business is based out of and directed from the State of New York, where the Company maintains its main office and administers all employee compensation and benefits. You also acknowledge that during the course of your employment with the Company you will have substantial contacts with New York.

     This Agreement shall be deemed to have been made in the State of New York, shall take effect as an instrument under seal within New York, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties further acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in New York, and that the Agreement thereafter shall be maintained in New York. Both parties agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in New York and that material witnesses and documents would be located in New York. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

5.   Miscellaneous:
     -------------

     (a)  You acknowledge and agree that should you transfer between or among Company affiliates, wherever situated, or otherwise become employed by any Company affiliate, or be promoted or reassigned to functions other than your present functions, the terms of this Agreement including, but not limited to, Sections 1 and 2 hereof, shall continue to apply with full force.
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     (b)  Should any provision or term of this Agreement be held to be invalid, illegal or unenforceable, in whole or part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and to the extent permissible by law, the parties agree that a court shall have the power to amend such specific provision so that it can be enforced to the fullest extent permissible by law.

     (c) No amendment, waiver or revocation of this Agreement of any kind shall be effective unless supported by a written instrument executed by you and an authorized officer of the Company.

     (d) You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement. You further acknowledge that you fully understand its terms and have voluntarily executed this Agreement and that the restrictions placed on you by this Agreement are reasonably necessary to protect the Company's interests and will not preclude you from being gainfully employed in a suitable capacity following the termination of your employment given your general knowledge and experience.

     Kindly acknowledge your acceptance of this Agreement by signing both copies of this letter where indicated.

ALLOY ONLINE, INC.


\s\ Samuel A. Gradess
--------------------------------------
Its:  Chief Financial Officer and Corporate Secretary

Dated:  May 24, 2000


ACCEPTED AND AGREED



\s\ Robert Bell
--------------------------------------

Dated:  June 6, 2000